Exhibit 10.19

NURALOGIX CORPORATION

(a company incorporated in Ontario, Canada)

and

MYFIZIQ LIMITED (ACN 602 111 115)

SOFTWARE RESELLER AGREEMENT

MyFiziq Contract Reference: MYQ010006

	21st	day of	August	2020
THIS AGREEMENT IS DATED

P A R T I E S

NURALOGIX CORPORATION (a company incorporated in Ontario, Canada) of 250 Yonge St, Suite 1801, Toronto ON Canada M5B2L7 (NuraLogix);

AND

MYFIZIQ LIMITED (ACN 602 111 115) of Unit 5/71-73 South Perth Esplanade, South Perth, Western Australia 6151 (MyFiziq).

B A C K G R O U N D

A.	MyFiziq owns, or has the right to licence, the MyFiziq Platform.

B.	NuraLogix owns, or has the right to licence, the NuraLogix Platform.

C.	NuraLogix seeks a licence to Commercialise the MyFiziq Platform, together, as an Add-on to the NuraLogix Platform, or as a Combined Application, to its Clients.

D.	MyFiziq seeks a licence to Commercialise the NuraLogix Platform, together, as an Add-on to the MyFiziq Platform, or as a Combined Application, to its Clients.

E.	The Parties wish to record the terms and conditions of their agreement on the terms and conditions of this Agreement.

It is agreed:

1.	SUBSEQUENT AGREEMENTS

1.1	Data Processing Agreement and Software Development Kit EULA

Within thirty (30) days of the Commencement Date, the Parties agree to enter into:

(a)	a Data Processing Agreement which documents both Parties’ requirements under data protection laws including the Privacy Act, the GDPR and all other applicable laws in relation to the processing of Active User data on the MyFiziq Platform, the NuraLogix Platform or the Combined Application; and

(b)	a Software Development Kit EULA which documents the rights and both Parties’ obligations in relation to SDKs.

1.2	Commercial contracts

From time to time the Parties may enter into commercial contracts with Clients under which they agree to licence the Combined Application to Clients. These commercial contracts will document the terms, technical setup, pricing structure, liabilities, support requirements, representations, covenants, and warranties specific to the opportunity with the relevant Client.

Prior to entering into any such commercial contract, the Parties will separately agree their respective obligations to each other in relation to such commercial contract, including how revenues received from the commercial contract will be split between them on a case by case basis.

2.	REFERENCE SCHEDULE, DEFINITIONS AND INTERPRETATION

2.1	Reference Schedule

Where a term used in this Agreement appears in bold type in the Reference Schedule, that term has the meaning shown opposite it in the Reference Schedule.

2.2	Definitions

In this Agreement:

Active User means a single user of the MyFiziq Platform, NuraLogix Platform or Combined Application who can be identified by a unique identification reference, email address or username who has either created or accessed an account in the MyFiziq Platform or the NuraLogix Platform via the Combined Application.

Add-on means a separate application which, although Commercialised concurrently with other application(s), is not integrated into a Combined Application with the other application(s) Commercialised concurrently.

Agreement means this agreement.

API means application program interface (in source and binary form).

Background IP means any Intellectual Property Rights created prior to, or independently of this Agreement, including any Intellectual Property Rights owned by third parties.

Business Day means:

(a)	if determining when a notice, consent or other communication is given, a day that is not a Saturday, Sunday or public holiday in the place to which the notice, consent or other communication is sent; and

(b)	for any other purpose, a day (other than a Saturday, Sunday or public holiday) on which banks are open for general banking business in Perth, Australia.

Business Hours means 9am to 5pm on Business Days.

Change of Control means a change in:

(a)	control of the composition of the board of directors of the corporation;

(b)	control of more than half the voting rights attaching to shares in the corporation; or

(c)	control of more than half the issued shares of the corporation (not counting any share which carries no right to participate beyond a specified amount in the distribution of either profit or capital).

Clients means any individual, business or corporation which is granted a licence to use either Combined Application, or the MyFiziq Platform or NuraLogix Platform independently (separately, as an Add-on to any MyFiziq Platform or NuraLogix Platform or as a Combined Application) from NuraLogix or MyFiziq (or its Related parties), whether or not such licence covers additional subject matter.

Combined Application means the end product of combining the MyFiziq Platform, the NuraLogix Platform.

Commercialise and Commercialisation has the following meaning in relation to the Platforms: to use, reproduce, make available, publicise, advertise, market, promote, sub-license, sell, provide or distribute to Clients, the Platforms (as an Add- on to any NuraLogix Platform or MyFiziq Platform or as a Combined Application), or to keep it, maintain it, modify it (but only with the prior written consent of MyFiziq and/or NuraLogix as the context requires), and support it for the purpose of doing any of those things.

For clarity, for each commercial opportunity, the Parties will enter into a full commercial agreement as contemplated by clause 1.2.

Confidential Information means, in relation to each party (for the purposes of this definition, the “Discloser”), all information owned, disclosed or made available by or on behalf of the Discloser, relating to or comprised in:

(a)	proprietary software tools, business processes, project management methodologies and tools, software testing and verification methods, solution architecture models and solutions, reports, plans, specifications, project documents, operational information and technical information;

(b)	know-how, ideas, marketing strategies, operational information and financial information;

(d)	the business affairs (including products, services, Clients, agreements and suppliers);

(e)	strategic, financial and accounting information regarding the Discloser’s business, including information in relation to particular business opportunities;

(f)	other information, which, by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential; and

(g)	any Materials embodying any of the above information; but excluding any such information:

(h)	which is publicly known;

(i)	which is disclosed without restriction by a third party and without any breach of confidentiality by that third party; or

(j)	which is developed or known independently by a party without reliance on any of the Discloser’s confidential information.

Consequential Loss means any of the following: loss of revenue; loss of profits; loss of opportunity to make profits; loss of business; loss of business opportunity; loss of use or amenity, or loss of anticipated savings; special, exemplary or punitive damages; and any loss which does not directly and naturally flow in the normal course of events from the occurrence of the event giving rise to the liability for such loss, whether or not such loss was in the contemplation of the Parties at the time of entry into this Agreement; including any of the above types of loss arising from an interruption to a business or activity.

Corporations Act means the Corporations Act 2001 (Cth).

Developed IP means any Intellectual Property Rights:

(a)	which are created during the Term at the written request of a Party, in the course of this Agreement; or

(b)	created, discovered or coming into existence as a result of utilising rights or carrying out tasks or obligations in connection with this Agreement (including the rights under the Licences).

For clarity, Intellectual Property Rights created during the Term that do not meet the criteria in Clauses (a) or (b) above are classified as Background IP.

Documentation means the user manuals or reference manuals supplied by a party for use of the MyFiziq Platform, the NuraLogix Platform and/or Combined Application, together with such Revisions to them, as that party may publish from time to time.

Exceptional Circumstance means a circumstance beyond the reasonable control of the Parties which results in a party being unable to observe or perform on time an obligation under the agreement. Such circumstances include, but are not limited to, the following:

(a)	adverse changes in government regulations;

(b)	any disaster or act of God, lightning strikes, atmospheric disturbances, earthquakes, floods, storms, explosions, fires and any natural disaster;

(c)	acts of war, acts of public enemies, terrorism, riots, civil commotion, malicious damage, sabotage and revolution;

(d)	strikes or industrial disputes; or

(e)	acts or omissions of any third-party network providers (such as internet, telephony or power provider).

Further Term has the meaning given in clause 3.2.

GDPR means the General Data Protection Regulation (GDPR) required in the region or regions the platform will be distributed.

Government Body means:

(a)	any person, body or other thing exercising an executive, legislative, judicial or other governmental function of any country or political subdivision of any country;

(b)	any public authority constituted by or under a law of any country or political subdivision of any country; and

(c)	any person deriving a power directly or indirectly from any other Government Body.

GST means GST as that term is defined in the GST Law, and any interest, penalties, fines or expenses relating to such GST. For payments which are subject to similar consumption taxes in other jurisdictions, references to GST are to be read as references to those consumption taxes as applicable with the necessary changes.

GST Law means the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and/or associated Commonwealth legislation, regulations and publicly available rulings.

IAMA means The Institute of Arbitrators & Mediators Australia or, in the event that The Institute of Arbitrators & Mediators Australia ceases to exist or to provide mediation services, a professional dispute resolution organisation of equivalent standing.

Initial Term has the meaning given to it in clause 3.1.

Insolvency Event means: means an event of bankruptcy or insolvency, an assignment for the benefit of creditors, the appointment of a receiver, receiver and manager, provisional liquidator, liquidator and official manager or any similar person to any assets of a person, a failure to comply with a statutory demand, or anything else which occurs which is analogous or has a substantially similar effect, under the laws of any jurisdiction, or the person is otherwise insolvent or unable to pay its debts as and when they fall due.

Intellectual Property Rights means all current and future registered and unregistered rights in respect of copyright, circuit layouts, designs, trademarks, know-how, confidential information, patents, inventions, plant breeder’s rights and discoveries and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967.

Law means any statute, rule, regulation, proclamation, order in council, ordinance, local law or by-law, whether: present or future; or state, federal or otherwise.

Level 1 Support means direct contact with Active Users to field and manage support requests in respect of the NuraLogix Platform and/or MyFiziq Platform (as applicable) by personnel specifically designated and trained to perform such tasks.

Level 2 Support means the provision of NuraLogix or MyFiziq personnel (as applicable) acting as a point of contact for Level 1 Support staff with respect to the NuraLogix Platform and/or MyFiziq Platform (as applicable), and it will encompass handling inquiries, identification of component(s) involved in the problem and the obtaining of appropriate documentation of such inquiry or problem. Such personnel shall be specifically designated and trained to perform such support for Level 1 Support staff.

Level 3 Support means the provision of personnel of NuraLogix or MyFiziq personnel (as applicable) into direct contact with a primary point of contact provided by a client, and it will encompass handling inquiries or problems that cannot be resolved through the Level 1 Support or Level 2 Support.

Liability means a debt, liability or obligation, whether: actual, contingent or prospective; present or future; qualified or unqualified; or incurred jointly or severally with any other person.

Licences means the MyFiziq Platform Licence and the NuraLogix Platform Licence.

Loss means any loss (including Consequential Loss), diminution in value or deficiency of any kind whether direct, indirect, consequential or otherwise.

Material means property, information, software, firmware, documented methodology or process, documentation or other material in whatever form, including any reports, specifications, business rules or requirements, user manuals, user guides, operations manuals, training materials and instructions, and the subject matter of any category of Intellectual Property Rights.

MyFiziq Platform has the meaning given in the Reference Schedule.

MyFiziq Platform Licence has the meaning given in clause 4.1.

Nominated Application means the MyFiziq Platform or NuraLogix Platform (as the context requires).

NuraLogix Platform has the meaning given to it in the Reference Schedule.

NuraLogix Platform Licence has the meaning given in clause 5.1.

Parties means NuraLogix and MyFiziq.

Personnel means in relation to a party, any Related Body Corporate, associated entity, employee, officer, agent, contractor, or sub-contractor, professional adviser of that party.

Platforms means the MyFiziq Platform and the NuraLogix Platform.

Privacy Law means the Privacy Act 1988 (Cth).

Product Integration has its meaning given to it in clause 10 of the Reference Schedule.

Reference Schedule means Schedule 1.

Related Body Corporate has the meaning given to that term in section 9 of the

Corporations Act 2001 (Cth).

Revisions means modified or enhanced versions of either Nominated Application that may correct errors or provide minor performance or functionality enhancements to that application (Revised Application), along with natural successors to the specific Revised Application, but not new or different software that a party may market and licence for additional payments or as a new or separate.

SDK and Software Development Kit means a collection of software development tools in one installable package.

SDK EULA and Software Development Kit EULA means a Software Development Kit agreement with a Client which applies to its use or licence of the MyFiziq Platform or the NuraLogix Platform (whether or not as part of a broader licence in relation to a Combined Application), the terms of which must be satisfactory to both Parties.

Tax Invoice means a tax invoice compliant with the requirements of the GST Law or any other applicable law.

Term means the Initial Term and one or more Further Term.

2.3	Interpretation

(a)	Unless the contrary intention appears, a reference in this Agreement to:

(i)	this Agreement or another document includes any variation or replacement of it despite any change in the identity of the Parties;

(ii)	one gender includes the others;

(iii)	the singular includes the plural and the plural includes the singular;

(iv)	a person, partnership, corporation, trust, association, joint venture, unincorporated body, Government Body or other entity includes any other of them;

(v)	an item, recital, clause, subclause, paragraph, schedule or attachment is to an item, recital, clause, subclause, paragraph of, or schedule or attachment to, this Agreement and a reference to this Agreement includes any schedule or attachment;

(vi)	a party includes the party’s executors, administrators, successors, substitutes (including a person who becomes a party by novation) and permitted assigns;

(vii)	any statute, ordinance, code or other law includes regulations and other instruments under any of them and consolidations, amendments, re-enactments or replacements of any of them;

(viii)	money is to US dollars, unless otherwise stated; and

(ix)	a time is a reference to Perth, Australia time unless otherwise specified.

(b)	The words include, including, such as, for example and similar expressions are not to be construed as words of limitation.

(c)	Where a word or expression is given a particular meaning, other parts of speech and grammatical forms of that word or expression have a corresponding meaning.

(d)	Headings and any table of contents or index are for convenience only and do not affect the interpretation of this Agreement.

(e)	A provision of this Agreement must not be construed to the disadvantage of a party merely because that party or its advisers were responsible for the preparation of this Agreement or the inclusion of the provision in this Agreement.

2.4	Business Days

(a)	If anything under this Agreement must be done on a day that is not a Business Day, it must be done instead on the next Business Day.

(b)	If an act is required to be done on a particular day, it must be done before 5.00pm on that day or it will be considered to have been done on the following day.

3.	TERM

3.1	Term

The initial term of this Agreement:

(a)	commences on the Commencement Date; and

(b)	unless renewed under clause 3.2, continues until the Expiry Date,

unless otherwise terminated earlier in accordance with this Agreement (Initial Term).

3.2	Rollover of Term

Unless:

(a)	a party provides 60 days’ written notice to the other party of an intention to allow the Initial Term or the Further Term (as the case may be) to expire prior to the expiration of that period of time (Expiry Notice); or

(b)	the agreement has been otherwise terminated earlier in accordance with clause 14 of this Agreement,

this Agreement shall automatically renew for a further term of 12 months (Further Term) commencing on the expiry date of the Initial Term or the Further Term (as the case may be) on the terms and conditions of this Agreement.

3.3	Expiry Notice

If a party provides an Expiry Notice to the other party in accordance with clause 3.2(a), the Initial Term or Further Term (as the case may be) shall expire on the Expiry Date of the Initial Term or the Further Term (as the case may be).

4.	MYFIZIQ PLATFORM LICENCE

4.1	Grant of MyFiziq Platform Licence

(a)	MyFiziq grants NuraLogix a non-exclusive licence to Commercialise the NuraLogix Platform, together, as an Add-on to the MyFiziq Platform, or as a Combined Application, to its Clients for the Term (MyFiziq Platform Licence).

(b)	NuraLogix is licensed to integrate the MyFiziq Platform into the NuraLogix Platform for demonstration purposes only, where opportunities arise to Commercialise the MyFiziq Platform, the Parties agree to enter into a full commercial contract pursuant to clause 1.2.

4.2	Acknowledgements

NuraLogix acknowledges and agrees that:

(a)	the MyFiziq Platform is licensed, and not sold, to NuraLogix by MyFiziq for use only under the terms of this Agreement;

(b)	MyFiziq owns all intellectual property rights in the MyFiziq Platform and Documentation throughout the world;

(c)	MyFiziq reserves all rights not expressly granted to NuraLogix;

(d)	NuraLogix has no right to have access to the MyFiziq Platform in source code form or in unlocked coding or with comments (other than in accordance with this Agreement); and

(e)	NuraLogix has no rights in, or to, the MyFiziq Platform or the Documentation other than the right to use them in accordance with this Agreement.

4.3	MyFiziq Platform upgrades

The terms of this Agreement will govern any MyFiziq Platform upgrades provided by MyFiziq.

5.	NURALOGIX PLATFORM LICENCE

5.1	Grant of NuraLogix Platform Licence

(a)	NuraLogix grants MyFiziq a non-exclusive licence to Commercialise the MyFiziq Platform, together, as an Add-on to the NuraLogix Platform, or as a Combined Application, to its Clients for the Term (NuraLogix Platform Licence).

(b)	MyFiziq is licensed to integrate the NuraLogix Platform into the MyFiziq Platform for demonstration purposes only, where opportunities arise to Commercialise the NuraLogix Platform, the Parties agree to enter into a full commercial contract pursuant to clause 1.2.

5.2	Acknowledgements

MyFiziq acknowledges and agrees that:

(a)	the NuraLogix Platform is licensed, and not sold, to MyFiziq by NuraLogix for use only under the terms of this Agreement;

(b)	NuraLogix owns all intellectual property rights in the NuraLogix Platform and Documentation throughout the world;

(c)	NuraLogix reserves all rights not expressly granted to MyFiziq;

(d)	MyFiziq has no right to have access to the NuraLogix Platform in source code form or in unlocked coding or with comments (other than in accordance with this Agreement); and

(e)	MyFiziq has no rights in, or to, the NuraLogix Platform or the Documentation other than the right to use them in accordance with this Agreement.

5.3	NuraLogix Platform upgrades

The terms of this Agreement will govern any NuraLogix Platform upgrades provided by NuraLogix.

6.	REFERRALS

(a)	Prior to marketing the Combined Application to a prospective Client, each Party (the first Party) must notify the other Party of its intention to market the Combined Application to the prospective Client. If the other Party:

(i)	confirms that it has had prior contact with the prospective Client, the Parties must negotiate in good faith to agree how best to market the Combined Application to that Client, including how any revenue that generated from that Client is to be shared between the Parties; or

(ii)	does not confirm that it has had prior contact with the prospective Client, the first Party may proceed to market the Combined Application to the prospective Client (and clauses 6(b) and (c) will apply (if applicable) to any commercial contract entered into with the prospective Client.

(b)	In the circumstances where one Party (Marketing Party) marketed the Combined Application to a prospective Client, that did not have previous contact with the other Party, but that Client elects to only Commercialise the other Party’s Platform:

(i)	the other Party may enter into a commercial contract with the Client in relation to the other Party’s Platform only; and

(ii)	the Marketing Party shall be entitled to a referral fee of 20% of the revenue that is generated under the relevant commercial contract for a period of four (4) years from commencement of the commercial contract, payable 30 days from receipt of the relevant payment under the commercial contract.

(c)	In the circumstances that one Party (Introducing Party) refers a prospective Client, that did not have previous contact with the other Party, to the other Party, which results in the other Party entering into a commercial contract with the Client in relation to the other Party’s Platform, the Introducing Party shall be entitled to a referral fee of 20% of the revenue that is generated under the relevant commercial contract for a period of 4 years from commencement of the commercial contract, payable 30 days from receipt of the relevant payment under the commercial contract.

(d)	For clarity, this clause 6 survives termination of this Agreement to the extent that a referral or introduction has occurred, pursuant to this clause 6 prior to the termination of this Agreement, the associated payments payable under this clause 6 will continue to be payable following termination for the period specified under clause 6(b) or (c) (as applicable) or any period agreed under clause 6(a).

7.	AMENDING THE SDK EULA

7.1	Proposed EULA Amendments Notice

A Party may at any time amend the SDK EULA (Amending Party) on providing at least fourteen (14) days prior written notice of the proposed amendments to the SDK EULA to the other Party (“Proposed EULA Amendments Notice”).

7.2	Objection Notice

(a)	If the other Party does not wish to accept the Proposed EULA Amendments Notice, it must notify the Amending Party in writing within seven (7) days of the date of the Proposed EULA Amendments Notice that it objects to the Proposed EULA Amendments Notice and wishes to terminate this Agreement (“Objection Notice”).

(b)	If an Objection Notice is issued by the other Party pursuant to clause (a), this Agreement will terminate seven (7) days after the date of the Objection Notice, unless the Amending Party notifies the other Party prior to the expiry of that seven (7) day period that it withdraws the Proposed EULA Amendments Notice.

(c)	If an Objection Notice is not issued in accordance with clause (a), the other Party will be deemed to have irrevocably accepted the Proposed EULA Amendments Notice and the Proposed EULA Amendments Notice will become legally binding on the Parties to this Agreement on and from the fourteenth (14th) day following the Proposed EULA Amendments Notice.

8.	SOFTWARE OBLIGATIONS

8.1	Integration of the Platforms (CompleteHealth)

(a)	The Parties agree to work together to design, develop and integrate the NuraLogix Platform into the MyFiziq Platform according to the timeline and functional specifications set out in Reference Schedule, Clause 10 Product Integration.

(b)	The Parties each agree to make available sufficient personnel and resources to prioritise the Product Integration.

(c)	Other than as set out in Reference Schedule, Clause 10 Product Integration , each of the Parties will bear their own costs and expenses associated with the Product Integration.

(d)	MyFiziq will undertake the iOS integration of the NuraLogix Platform as phase one for demonstration purposes.

(e)	MyFiziq, will further undertake to develop the Android application upon commercial agreements being entered into by the Parties.

(f)	The Combined solution will be called CompleteHealth.

(g)	This clause specifically deals with the integration of the Nuralogix and MyFiziq platform to create the demonstration application called CompleteHealth.

8.2	MyFiziq Platform and NuraLogix Platform Obligations

(a)	The Parties, agree that any updates or modifications to either the MyFiziq Platform or NuraLogix Platform pursuant to this Agreement at all times require the prior written approval of the Parties and will be undertaken by either Party at the upgrading Party’s expense, or as agreed in writing by both Parties.

(b)	The Parties agree to provide all reasonable assistance, Materials and training to each other in order for it to make any updates to the Combined Application reasonably required as a result of any updates or modifications to the NuraLogix Platform for MyFiziq Platform, including but not limited to, providing access to and use of:

(i)	all necessary Documentation; and

(ii)	Personnel.

8.3	Support services

(a)	Each party is responsible for supporting its own Nominated Application. For the avoidance of any doubt, both Parties agree that their obligations to provide support, including but not limited to any obligations to provide Level 1 Support, will be met if they make their best endeavours to be accessible via email and telephone communication channels during Eastern Standard Time Business Hours on each Business Day.

(b)	NuraLogix will be responsible for the technical support of, to the extent applicable, the NuraLogix Platform.

(c)	MyFiziq will be responsible for the technical support of, to the extent applicable, the MyFiziq Platform.

(d)	For Active User support:

(i)	the Party that is the key contact for the Active User and Client will be responsible for Level 1 Support; and

(ii)	the Parties will share responsibility for Level 2 and 3 Support depending on the nature of the support required and the applicable Platform.

(e)	The Parties will be responsible for the technical support of, to the extent applicable, the Combined Application.

(f)	Nothing in this clause shall be taken to impose an obligation on either of the Parties to provide any support after completion of the Term.

9.	CO-BRANDING AND PUBLICITY

(a)	Each party agrees, in all cases, to include all trademarks owned by the other party and any trademarks adopted by the party from time to time (Trademarks) on all entire and partial copies of the Platforms in any form or on any Combined Application or on any related promotional and technical materials.

(b)	Further, the Parties agree, in all cases, to include all copyright notices of the other on all entire and partial copies of the Platforms in any form.

(c)	The Parties, (or its Related Bodies Corporate) owns the trademarks identified in the Reference Schedule.

(d)	The Parties may use the Trademarks, and the Trademarks, in relation to the Platform or any Combined Application for the purpose of Commercialising the Platform in accordance with the terms of this Agreement.

(e)	The Parties may produce and display promotional materials of any Combined Application and as otherwise may be reasonably required to carry out the terms of this Agreement, during the Term.

(f)	A Party may produce and display technical materials of any Combined Application, provided it seeks and receives written permission from the other Party as technical materials may include Background IP and or Developed IP.

(g)	The Parties, in all cases, unless otherwise mutually agreed by the Parties, the promotional and technical materials may be branded with the Trademarks, and the Parties’ Trademarks.

(h)	All use of the Trademarks in accordance with this clause will be deemed use authorised by and attributable to NuraLogix or MyFiziq (as the case may be).

(i)	Nothing in this clause grants any proprietary rights in or to the Trademarks to the Parties, or grants any proprietary rights in or to the Trademarks the Parties.

(j)	All rights in and to the NuraLogix Trademarks remain unaltered by this Agreement and are retained by NuraLogix and all rights in and to the MyFiziq Trademarks remain unaltered by this Agreement and are retained by MyFiziq.

10.	INTELLECTUAL PROPERTY RIGHTS

10.1	Ownership – Background IP

Ownership of Background IP is not altered by this Agreement. Without limitation:

(a)	MyFiziq (or its Related Bodies Corporate) retains full ownership of the MyFiziq Platform; and

(b)	NuraLogix (or its Related Bodies Corporate) retains full ownership of the NuraLogix Platform.

10.2	Ownership – Developed IP

(a)	Where this IP is created by the combined use of the combined MyFiziq Platform and NuraLogix Platform, the IP will be owned by the Parties jointly in equal rights and standing. All decisions made in relation to such IP must be approved unanimously and jointly, including decisions in relation to protection of such IP and commercialisation outside of the commercialisation contemplated by this Agreement.

(b)	Subject to clauses 10.2(c) and 10.2(d), ownership of any Intellectual Property Rights developed by each Party during the course of this Agreement remains with the party that developed those new Intellectual Property Rights.

(c)	Both Parties agree that the Intellectual Property Rights in the Combined Application, excluding the MyFiziq Platform and the NuraLogix Platform, is vested in the Parties (or their respective nominated Related Bodies Corporate).

(d)	Both Parties agree that any Intellectual Property Rights developed to the MyFiziq Platform or the Nuralogix Platform under clause 8.2 are vested in MyFiziq and Nuralogix respectively (or their respective nominated Related Bodies Corporate).

10.3	Party obligations

(a)	The Parties will provide or procure all consents, waivers, permissions or other authorisations (including from unrelated third Parties or individuals) as may be necessary to give full effect to the ownership provisions in 10.1 and 10.2.

(b)	The Parties will do all such further acts and execute and deliver all such further documents as may be necessary to give full effect to the ownership provisions in 10.1 and 10.2.

10.4	Prohibited activities

Each party (Obliged Party) must not (and must ensure that its Personnel do not), in relation to the Intellectual Property Rights of the other party:

(a)	copy (except as expressly permitted by this Agreement), disassemble, attempt to derive the source code of, modify or create derivative works or reverse engineer or decompile the Intellectual Property Rights of the other Party (including the Nominated Application of the other party);

(b)	use, or permit, the Intellectual Property Rights of the other party (including the Nominated Application of the other party) to be accessed or used in any way other than in a manner expressly permitted by this Agreement;

(c)	merge any third-party source code (including open source code) with the Nominated Applications of the other party;

(d)	challenge the validity of any Intellectual Property Rights of the other party;

(e)	permit the Nominated Applications of the other party to be accessed in any unauthorised way, including via interfaces (including exposing or “passing through” a software API or otherwise making the application accessible as an API, (except as permitted under clauses 4, 5 and 8);

(f)	disclose to any third party the results of any competitive analysis that the party may perform in relation to the Nominated Applications of the other party; or

(g)	do or permit any other act which infringes the Intellectual Property Rights of the other party (or its licensors).

10.5	Notification of infringement claim

Each party must notify the other party promptly from the date it becomes aware of:

(a)	any actual or suspected infringement by a third party of the other party’s Intellectual Property Rights; or

(b)	any actual or threatened claim by a third party that its Intellectual Property Rights have or will be infringed by any act, omission or permission by a party in connection with this Agreement.

10.6	NuraLogix’s Undertakings

Except as expressly set out in this Agreement, NuraLogix undertakes:

(a)	not to copy the MyFiziq Platform or Documentation expect where such copying is necessary to commercialise the MyFiziq Platform under this Agreement;

(b)	not to make alterations to, or modifications of, the whole or any part of the MyFiziq Platform without the prior consent of MyFiziq;

(c)	not to disassemble, de-compile, reverse engineer or create derivative works based on the whole or any part of the MyFiziq Platform nor attempt to do any such things except to the extent that such actions cannot be prohibited because they are essential for the purpose of achieving inter- operability of the MyFiziq Platform with another software program, and provided that the information obtained by NuraLogix during such activities:

(i)	is used only for the purpose of achieving inter-operability of the MyFiziq Platform with another software program;

(ii)	is not disclosed or communicated without MyFiziq’s prior written consent to any third party to whom it is not necessary to disclose or communicate it; and

(iii)	is not used to create any software which is substantially similar to the MyFiziq Platform;

(d)	to keep all copies of the MyFiziq Platform secure and to maintain accurate and up-to-date records of the number and locations of all copies of the MyFiziq Platform; and

(e)	to supervise and control the use of the MyFiziq Platform and ensure that the MyFiziq Platform is used by any third party who is sub-licensed, sold, or provided the MyFiziq Platform in accordance with the terms of this Agreement.

10.7	MyFiziq’s Undertakings

Except as expressly set out in this Agreement, MyFiziq undertakes:

(a)	not to copy the NuraLogix Platform or Documentation expect where such copying is necessary to commercialise the NuraLogix Platform under this Agreement;

(b)	not to make alterations to, or modifications of, the whole or any part of the NuraLogix Platform without the prior consent of NuraLogix;

(c)	not to disassemble, de-compile, reverse engineer or create derivative works based on the whole or any part of the NuraLogix Platform nor attempt to do any such things except to the extent that such actions cannot be prohibited because they are essential for the purpose of achieving inter-operability of the NuraLogix Platform with another software program, and provided that the information obtained by MyFiziq during such activities:

(i)	is used only for the purpose of achieving inter-operability of the NuraLogix Platform with another software program;

(ii)	is not disclosed or communicated without NuraLogix’s prior written consent to any third party to whom it is not necessary to disclose or communicate it; and

(iii)	is not used to create any software which is substantially similar to the NuraLogix Platform;

(d)	to keep all copies of the NuraLogix Platform secure and to maintain accurate and up-to-date records of the number and locations of all copies of the NuraLogix Platform; and

(e)	to supervise and control the use of the NuraLogix Platform and ensure that the NuraLogix Platform is used by any third party who is sub-licensed, sold, or provided the NuraLogix Platform in accordance with the terms of this Agreement.

10.8	Survival

This clause 10 survives the termination or expiration of this Agreement.

11.	WARRANTIES AND INDEMNITY

11.1	Warranties

Each party warrants to the other party that:

(a)	To the best of its knowledge, information and belief, at the date of this Agreement, no conflict of interest exists or is likely to arise in the performance of its obligations under this Agreement. Each party will inform the other party if any potential conflict of interest arises during the Term.

(b)	It has the full right and title to enter into this Agreement and to grant the rights it sets out to the other party.

11.2	Indemnity NuraLogix

NuraLogix (and each of its Related Bodies Corporate) agrees to indemnify, defend and hold harmless MyFiziq, its directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, actions, judgments, damages, costs, losses, expenses (including attorneys’ fees and expenses, payable as incurred) and other liabilities arising from, in connection with or related in any way to, directly or indirectly:

(a)	any breach of this Agreement by NuraLogix; or

(b)	NuraLogix’s activities under this Agreement, including without limitation, any unauthorised use by it or any of its Clients of any portion of MyFiziq Platform.

11.3	Indemnity MyFiziq

MyFiziq (and each of its Related Bodies Corporate) agrees to indemnify, defend and hold harmless NuraLogix, its directors, shareholders, officers, agents, employees, successors and assigns from and against any and all claims, demands, suits, actions, judgments, damages, costs, losses, expenses (including attorneys’ fees and expenses, payable as incurred) and other liabilities arising from, in connection with or related in any way to, directly or indirectly:

(a)	any breach of this Agreement by MyFiziq; or

(b)	MyFiziq’s activities under this Agreement, including without limitation, any unauthorised use by it or any of its Clients of any portion of NuraLogix Platform.

12.	CONFIDENTIALITY

12.1	Non-disclosure

(a)	A party must not, without the prior written approval of the other party, disclose the other party’s Confidential Information.

(b)	Each party will:

(i)	maintain absolute confidentiality in relation to the Confidential Information of the other party, in particular the know how in any Nominated Application, which is a trade secret; and

(ii)	not use the Confidential Information for any other purpose other than to carry out the terms of this Agreement;

(c)	Each party must take all reasonable steps to ensure that its employees and agents, and any sub-contractors engaged for the purposes of this Agreement, do not make public or disclose the other party’s Confidential Information.

(d)	A party is not in breach of this clause 12.1 in circumstances where it is legally compelled to disclose the other party’s Confidential Information.

(e)	Notwithstanding any other provision of this clause 12.1, the Parties may disclose the terms of this Agreement (other than Confidential Information of a technical nature) to its related companies, solicitors, auditors, insurers and accountants provided such parties themselves abide by the terms of this clause 12.1.

12.2	Return of Confidential Information

(a)	Each party must on demand (Returning Party), return to the other party any Confidential Information supplied by the other party in connection with this Agreement.

(b)	The Returning Party will confirm promptly, in writing, to the other party when it has complied with all obligations in this clause 12.2. If requested by the other party, the Returning Party will make that confirmation in the form of a statutory declaration.

(c)	Notwithstanding the provisions of this clause 12, each party shall be entitled to retain on the terms of this clause 12 and not be required to destroy:

(i)	any Confidential Information that the party is required to retain by any Law or regulation to which the party is subject;

(ii)	electronic records on back-up storage tapes or a similar medium where to destroy such electronic records would be significantly impractical or prohibitively costly; or

(iii)	any material which may be relevant to the defence of any litigation, administrative proceedings or investigations.

12.3	Security and unauthorised access

Each party must use commercially reasonable efforts to ensure that all information and Materials of the other party (or its agents or contractors) in the custody of that party for purposes connected with this Agreement are protected at all times from unauthorised access or use by a third party, and from misuse, damage or destruction by any person.

12.4	Acknowledgement as to types of remedy

Each party acknowledges and accepts that:

(a)	the other party would suffer financial and other loss and damage if its Confidential Information was disclosed to any other person or used for any purpose other than as permitted by this Agreement and accordingly that monetary damages may be an insufficient remedy; and

(b)	in addition to any other remedy, which may be available in law or equity, the other party is entitled to injunctive relief to prevent a breach of any of this clause 12 and to compel specific performance of this clause 12.

12.5	Survival

The obligations in this clause 12 survive the termination or expiration of this Agreement for as long as the information in question is Confidential Information.

13.	DISPUTE RESOLUTION

13.1	Dispute Resolution Process

(a)	A party claiming that a dispute or disagreement has arisen out of, or in connection with, this Agreement (Dispute) will, within five (5) Business Days of the Dispute arising, give written notice to the other Party providing particulars of the Dispute (Notice of Dispute) and, designating which of its authorised officers has authority to settle the Dispute.

(b)	The Parties will meet at a location as agreed between the Parties in writing within five (5) Business Days of receipt of the Notice of Dispute in accordance with clause 13.1(a), to seek to resolve the Dispute amicably.

(c)	If the Dispute has not been resolved within ten (10) Business Days of receipt of the Notice of Dispute in accordance with clause 13.1(a), the Parties agree to refer the Dispute to mediation administrated by a mediator recommended and accredited by IAMA in accordance with IAMA’s professional mediation rules.

(d)	If the Dispute has not been resolved within thirty (30) Business Days of receipt of the Notice of Dispute in accordance with clause 13.1(a) then (on the basis that the exhaustion of the dispute resolution process set out in this clause 13.1 is a condition precedent to the right of either Party to commence court proceedings in relation to the Dispute) then the party who first served the Notice of Dispute may commence litigation.

(e)	Any mediation discussions and proceedings undertaken in accordance with clause 13.1 constitute Confidential Information and will take place in a location agreed between the Parties in writing.

13.2	Urgent relief

Despite the condition precedent referred to in clause 13.1(d), nothing in this Agreement shall prevent either party seeking injunctive or urgent declaratory relief for any matter (including to protect Confidential Information) arising out of, or in connection with, this Agreement.

13.3	Obligations continue

Despite the existence of a Dispute, both Parties will at all times continue to fulfil all obligations under this Agreement, including in respect of confidentiality.

14.	TERMINATION

14.1	Termination for cause

Either party (First Party) may terminate this Agreement immediately by written notice upon the occurrence of one of the following events:

(a)	if the other party is in breach of this Agreement and that other party has failed to remedy the breach within thirty (30) days of a written notice to it from the First Party, specifying the breach and requiring it to be remedied;

(b)	if the other party is in breach of this Agreement and that breach is not capable of remedy, as reasonably determined by the First Party; or

(c)	an Insolvency Event occurs in respect of the other party.

14.2	Termination on notice

Either party may terminate the agreement for any reason, upon providing the other party with thirty 30 days’ prior written notice of such termination. The agreement (as is specified in the notice) terminates at the expiration of the period of notice.

14.3	Change of Control

Either party may terminate this Agreement immediately, if there has been a Change of Control in respect of the other party.

14.4	No prejudice of rights

Termination shall not prejudice or affect any right or action which shall have accrued or shall thereafter accrue to either party under this Agreement.

15.	CONSEQUENCES OF TERMINATION OR EXPIRATION

Subject to clause 16 (which rights continue until the expiry of the Transition-Out Period, which is defined in the Reference Schedule), upon termination or expiration of this Agreement:

(a)	the Transition-Out Period will commence;

(b)	all rights granted to the Parties under this Agreement shall cease (subject to clause 16);

(c)	the Parties must cease all activities authorised by this Agreement (subject to clause 16);

(d)	all monies owing under the agreement become immediately payable and due;

(e)	each party will cease using the brand and trademarks of the other party;

(f)	each party (First Party) must immediately return or (if requested to do so by other party) destroy all Materials belonging to the other party in the First Party’s possession or control;

(g)	the Parties may fulfil their obligations under any SDK EULA and Software Development Kit EULA which was executed prior to the Expiry Date; and

(h)	subject to the terms of clause 12 each party must cease use of, destroy and (if requested by the other party) return all Confidential Information of the other party.

16.	TRANSITION OUT

Irrespective of termination (other than where either Party has terminated this Agreement for cause pursuant to clause 14.1, in which case there will be no Transition Out Period) or expiration of this Agreement, the Parties agree that the Licences will continue for the Transition Out Period.

17.	LIABILITY

As the Licences granted under this Agreement are for demonstration purposes only, the following Exclusions, Implied terms and Limitations of liability apply to the Licences in this Agreement.

As part of Commercialisation, where the Parties agree to into a full commercial contract, each commercial contract will include specific licence, warranties and liability’s pursuant to that commercial contract / opportunity / Client.

17.1	Exclusions

(a)	To the extent permitted by Law, in no event will a party be liable to the other party for Consequential Loss even if a party has been made aware of the possibility of such Consequential Loss prior to entering into this Agreement.

(b)	Each party agrees that the other party is not liable to third parties regarding, or arising out of or in connection with, this Agreement.

17.2	Implied terms

(a)	To the full extent permitted by Law, any term which would otherwise be implied into this Agreement is excluded.

(b)	In the event any statute implies terms into this Agreement which cannot be lawfully excluded, such terms will apply to this Agreement, save that the liability of each Party for breach of any such implied term will be limited in accordance with clause 17.3.

17.3	Limitation of liability

(a)	To the full extent not prohibited by Law, in no event shall MyFiziq be liable for personal injury, or any incidental, special, indirect or consequential damages or Consequential Loss whatsoever, including, without limitation, damages for loss of data, business interruption or any other commercial damages or losses, arising out of or related to NuraLogix’s use or inability to use the MyFiziq Platform, however caused, regardless of the theory of liability (contract, tort or otherwise) and even if MyFiziq has been advised of the possibility of such damages. The foregoing limitations will apply even if the above stated remedy fails of its essential purpose.

(b)	To the full extent not prohibited by Law, in no event shall NuraLogix be liable for personal injury, or any incidental, special, indirect or consequential damages or Consequential Loss whatsoever, including, without limitation, damages for loss of data, business interruption or any other commercial damages or losses, arising out of or related to MyFiziq’s use or inability to use the NuraLogix Platform, however caused, regardless of the theory of liability (contract, tort or otherwise) and even if NuraLogix has been advised of the possibility of such damages. The foregoing limitations will apply even if the above stated remedy fails of its essential purpose.

(c)	Subject to clause 17.1, to the extent that a Party is Liable under (or in connection with) this Agreement (Liable Party), then the Liable Party’s cumulative Liability in the aggregate (to the fullest extent permitted by law) shall in no event exceed the lesser of the total amount paid to the Liable Party by the other Party under this Agreement during the 6 month period preceding the date of the event which gave rise to the Liability or an amount recovered under the other Party’s policies of insurance for such Liability.

18.	FORCE MAJEURE

18.1	Suspension of obligations

If a party (Affected Party):

(a)	is prevented from, or delayed in, performance of an obligation by an event of Exceptional Circumstance; and

(b)	the Affected Party as soon as possible after the event of Exceptional Circumstance notifies the other party providing particulars of:

(i)	the event of Exceptional Circumstance;

(ii)	the anticipated period of delay; and

(iii)	the action (if any action is reasonably possible) the Affected Party intends to take to mitigate the effect of the delay,

then those obligations of the Affected Party are suspended for the duration of the event of Exceptional Circumstance.

18.2	Obligation on other party

The party which is not the Affected Party must use all reasonable endeavours to remove or mitigate its Loss arising from, and the effects of, the event of Exceptional Circumstance.

19.	PRIVACY

Each party agrees to comply with Privacy Law in relation to the exercise of its rights and obligations under this Agreement.

20.	GOVERNING LAW AND JURISDICTION

This agreement is governed by and construed in accordance with the laws of California.

21.	GOODS AND SERVICES TAX

21.1	GST exclusive

Unless expressly stated to the contrary all amounts expressed in this Agreement are exclusive of GST.

21.2	Recipient to pay Supplier

(a)	If a party (Supplier) is obliged under the GST Law to pay an amount of GST for a taxable supply made by the Supplier to another party (Recipient) under this Agreement, the Recipient must pay the Supplier an amount equal to the GST payable on the supply by the Supplier.

(b)	The Recipient must pay the amount referred to in (a) and any interest, penalties, fines or expenses relating to the GST, in addition to and at the same time as the consideration otherwise payable by the Recipient for the supply.

21.3	Tax Invoice

If requested by the Recipient, the Supplier must provide the Recipient with a Tax Invoice on or before payment of the amounts required by this clause 21.

22.	MISCELLANEOUS

22.1	Exercise rights

A single or partial exercise or waiver by a party of any right under or relating to this Agreement will not prevent any other exercise of that right or exercise of any other right.

22.2	Merger

If the liability of a party to pay money under this Agreement becomes merged in any deed, judgment, order or other thing, the party liable must pay interest on the amount owing from time to time under that deed, judgment, order or other thing at the higher of the rate payable under this Agreement and that fixed by or payable under that deed, judgment, order or other thing.

22.3	No assignment

Neither party shall assign, transfer or novate all or any part of its rights or obligations under or relating to this Agreement or grant, declare, create or dispose of any right or interest in it, without the prior written consent of the other party.

22.4	Remedies cumulative

The rights and remedies under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

22.5	Severability

If a provision of this Agreement is illegal, invalid, unenforceable or void in a jurisdiction it is severed for that jurisdiction and the remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected.

22.6	Further assurance

Each party must promptly at its own cost do all things (including executing and delivering all documents) necessary or desirable to give full effect to this Agreement and the transactions contemplated by it.

22.7	Costs

Each party is responsible for its own costs in the negotiation and performance of this Agreement.

22.8	Variation

An amendment or variation to this Agreement is not effective unless it is in writing and signed by the Parties.

22.9	Waiver

(a)	A party’s waiver of a right under or relating to this Agreement, whether prospectively or retrospectively, is not effective unless it is in writing and signed by that party.

(b)	No other act, omission or delay by a party will constitute a waiver of a right.

22.10	Counterparts

This agreement may be executed in any number of counterparts each of which will be considered an original but all of which will constitute one and the same instrument. A party who has executed a counterpart of this Agreement may deliver it to, or exchange it with, another party by:

(a)	faxing; or

(b)	emailing a PDF (portable document format) copy of, the executed counterpart to that other party.

22.11	Whole agreement

This agreement:

(a)	is the entire agreement and understanding between the Parties relating to the subject matter of this Agreement; and

(b)	supersedes any prior agreement, representation (written or oral) or understanding on anything connected with that subject matter.

S CH E D U LE 1 – R E FE R E NC E S CH E D U LE

1.	MyFiziq’s Address Details

Address:	Suite 5, 71–73 South Perth Esplanade
South Perth, WA, 6151, Australia Electronic Mail:
vlado@MyFiziq.com

Attention: Vlado Bosanac

2.	NuraLogix’s Address Details

Address:	250 Yonge St, Suite 1801 Toronto ON Canada M5B2L7

Electronic	Mail: Marzio@NuraLogix.ai Attention: Marzio Pozzuoli

3.	MyFiziq Platform

The MyFiziq Platform consists of the Licensed SDKs and MyFiziq Cloud Platform as documented below.

3.1	Licensed SDKs

MyFiziq will supply the following iOS & Android** SDKs:

-	Image Capture SDK

-	Input SDK

-	Onboarding SDK

-	Track SDK

-	Profile SDK

-	Billing SDK

-	Support SDK.

iOS SDKs are provided as a LLVM bitcode binary framework.

As the iOS SDKs are distributed using Cocoapod, the iOS SDKs will work with projects using Objective C and multiple versions of Swift.

Android SDKs** are provided as set of Android Gradle modules (AAR).

The Android SDKs** are distributed in a private Maven repository. The modules contain Java bytecode and native submodules.

** Agreed functionality updates under development, will be made available when development completed.

3.2	MyFiziq Cloud Platform

In conjunction with the Licensed SDKs, MyFiziq will also supply the following:

Cloud based Anthropometric measurement inference utilizing the following services:

-	AWS (Amazon Web Services) Lambda

-	AWS S3

-	AWS Cognito

-	AWS CloudFront

-	AWS DynamoDB

-	AWS API Gateway**

Refer to the Data Processing Agreement for specific MyFiziq cloud services architecture information.

** Agreed functionality updates under development, will be made available when development completed.

4.	NuraLogix Platform

The NuraLogix Platform consists of DeepAffex and Anura as documented below.

4.1	DeepAffex Cloud Account:

●	Setup of private ORG account and corresponding license

●	Creation of ORG ‘admin’ user and access credentials

●	Anura study set (points) configuration

●	DFX Dashboard access

4.2	Anura Core Package

●	Provided for both iOS and Android mobile platforms

●	Mobile Measurement libraries including

o	camera source

o	camera adapter

o	face tracker pipe

o	face tracker adapter

o	DFX SDK pipe

o	rendering sink

o	UI shared objects

●	Documentation on how to use core interfaces

●	Ranges, scales and colour coding for all Anura results

●	Sample app (source code)

●	DeepAffex API client (source code)

●	Alibaba face tracker binary (as dependency of sample app)

5.	Field of Use

This agreement, including the Licences, is only for use as a demonstrable product only. Where commercial opportunities arise to monetise the Combined Application, the Parties agree to enter into additional commercial contracts specific to the Commercialisation, or commercial opportunity.

Where NuraLogix would like to provide demonstration access to the MyFiziq Platform to a third party, the Parties agree that prior to providing access:

(i)	NuraLogix will request permission in writing from MyFiziq to provide access to a specified third party.

(ii)	MyFiziq will at its discretion either approve or deny permission in writing within 5 Business Days.

(iii)	Unless otherwise agreed by the Parties in writing third party access will be limited to 4 Active Users from the third party, for a period of 2 weeks.

Where MyFiziq would like to provide demonstration access to the NuraLogix Platform to a third party, Parties agree that prior to providing access:

(i)	MyFiziq will request permission in writing from NuraLogix to provide access to a specified third party.

(ii)	NuraLogix will at its discretion either approve or deny permission in writing within 5 Business Days.

(iii)	Unless otherwise agreed by the Parties in writing third party access will be limited to 4 Active Users from the third party, for a period of 2 weeks.

6.	Commencement Date

The date the last party to this Agreement executes this Agreement.

7.	Expiry Date

12 months from the Commencement Date.

8.	Transition-Out Period

60 days.

9.	Trademarks

NuraLogix:

●	“NuraLogix”

●	NuraLogix Logo

●	“TOI”

●	“DeepAffex”

●	DeepAffex Logo

●	“Anura”

●	Anura Logo

10.	Product Integration

MyFiziq will undertake the integration of the NuraLogix Platform into the Combined Application at MyFiziq’s cost.

The Parties will work together with the aim of delivering a demonstrable product not later than 60 days after the date of this Agreement.

Product Integrations and potential associated cost of integration will be at the partners cost or if undertaken by MyFiziq the cost will be shared with NuraLogix. Any cost to NuraLogix will require approval from NuraLogix prior to commencement.

This clause is to deal with the integration of the combined technologies into a perspective partner.

For example, in the event Vitality / Discovery wish to integrate the CompleteHealth platform into one or more of the Vitality /Discovery platforms and require assistance from NuraLogix and MyFiziq. NuraLogix and MyFiziq will put forward the pricing to carry out such work and the parties will integrate their perspective technologies into the requested partner platform.

In the event NuraLogix and MyFiziq deem to value of the project to be of commercial substance, the parties may waive the integration costs. In such an event the parties will carry their own costs for such an integration.

EXECUTED AS A DEED

EXECUTED by NURALOGIX CORPORATION in accordance with its constituent documents and place of incorporation: /s/ Marzio Pozzuoli	) ) ) )
Signature of director 8/21/2020 Marzio Pozzuoli
Name of director

*please delete as applicable

EXECUTED by MYFIZIQ LIMITED ACN 602 111 115 in accordance with section 127 of the Corporations Act 2001 (Cth): /s/ Vlado Bosanac	) ) ) ) /s/ Steven Richards
Signature of director 8/21/2020 Vlado Bosanac	Signature of director/company secretary* 8/23/2020 Steven Richards
Name of director	Name of director/company secretary*

*please delete as applicable